Exhibit 8.1

SUBSIDIARIES OF SEANERGY MARITIME HOLDINGS CORP.

Subsidiary	Jurisdiction of Incorporation

Seanergy Management Corp.	Republic of the Marshall Islands

Seanergy Shipmanagement Corp.	Republic of the Marshall Islands

Leader Shipping Co.	Republic of the Marshall Islands

Sea Glorius Shipping Co.	Republic of the Marshall Islands

Sea Genius Shipping Co.	Republic of the Marshall Islands

Amazons Management Inc.	Republic of the Marshall Islands

Lagoon Shipholding Ltd.	Republic of the Marshall Islands

Cynthera Navigation Ltd.	Republic of the Marshall Islands

Martinique International Corp.	British Virgin Islands

Harbour Business International Corp.	British Virgin Islands

Waldeck Maritime Co.	Republic of the Marshall Islands

Maritime Capital Shipping Limited	Bermuda

Maritime Capital Shipping (HK) Limited	Hong Kong

Maritime Grace Shipping Limited	British Virgin Islands

Maritime Glory Shipping Limited	British Virgin Islands

Atlantic Grace Shipping Limited	British Virgin Islands

Premier Marine Co.	Republic of the Marshall Islands

Gladiator Shipping Co.	Republic of the Marshall Islands

Guardian Shipping Co.	Republic of the Marshall Islands

Champion Ocean Navigation Co.	Liberia

Squire Ocean Navigation Co.	Liberia

Pembroke Chartering Services Limited	Malta